                                                                   EXHIBIT 10.32


IMMUNOGEN, INC. HAS OMITTED FROM THIS EXHIBIT 10.32 PORTIONS OF THE AGREEMENT FOR WHICH IMMUNOGEN, INC. HAS REQUESTED CONFIDENTIAL TREATMENT FROM THE SECURITIES AND EXCHANGE COMMISSION. THE PORTIONS OF THE AGREEMENT FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED ARE MARKED WITH AN ASTERISK AND SUCH CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                        RESEARCH COLLABORATION AGREEMENT

        THIS AGREEMENT ("Agreement") effective this July 31, 1997 (the "Effective Date"), between Apoptosis Technology, Inc., a corporation organized and existing under the laws of the Commonwealth of Massachusetts having a place of business at 148 Sidney Street, Cambridge, Massachusetts, USA (hereinafter "ATI"), and BioChem Therapeutic Inc., a corporation organized and existing under the laws of the Province of Quebec having a place of business at 275 Armand-Frappier Boulevard, Laval, Quebec, Canada (hereinafter "BioChem").

                                   WITNESSETH:

        WHEREAS, ATI has expertise in the biology of major diseases and discovery of targets for the therapy of such diseases, including targets in the regulatory pathways of apoptosis, such as pathways comprising proteins of the Bcl-2 family of proteins and the IGF-I Receptor ("IGF-IR") and has developed screens based on these targets to identify and test human therapeutic products;

        WHEREAS, BioChem has expertise in the synthesis of chemical compounds and in discovering, developing and marketing human therapeutic products;

        WHEREAS, BioChem desires to use screens developed by ATI to screen various compounds for therapeutic activity; and

        WHEREAS, ATI and BioChem desire that ATI and BioChem apply their technology and expertise to discover and develop additional screens and to discover, develop, manufacture and sell human therapeutic products for the prevention or treatment of human diseases;

        NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the Parties hereby agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

        As used in this Agreement, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below:

        1.1 "Affiliate" shall mean any individual or entity directly or indirectly controlling, controlled by or under common control with, a Party to this Agreement. For purposes of this Agreement, the direct or indirect ownership of over fifty percent (50%) of the outstanding voting securities of an entity, or the right to receive over fifty percent (50%) of the profits or earnings of an



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entity shall be deemed to constitute "control". Such other relationship as in fact gives such individual or entity the power or ability to control the management, business and affairs of an entity shall also be deemed to constitute control.

        1.2 "Agreement" shall mean this Agreement and all instruments supplemental hereto or in amendment or confirmation hereof; "herein," "hereof," "hereto," "hereunder," "herewith" and similar expressions mean and refer to this Agreement and not to any particular Article, Section, Subsection or other subdivision; "Article", "Section", "Subsection" or other subdivision of this Agreement means and refers to the specified Article, Section, Subsection or other subdivision of this Agreement.

        1.3 "Annual Research Plan" shall mean the written plan describing the research in the Field to be carried out during each year of the Research Program by ATI and BioChem pursuant to this Agreement. Each Annual Research Plan will be set forth in a written document adopted by the Joint Steering Committee (as defined below).

        1.4 "ATI Patent Rights" shall mean Patent Rights owned or licensed by ATI, with the right to sublicense, which are necessary or useful to make or have made, sell or have sold, use or make use of ATI Screens, Research Inventions and/or Commercialized Products. For greater certainty, ATI Patent Rights shall include, without limitation, the patent rights identified in
Schedule 1.4 hereto, as well as those Patent Rights, as defined in Section 1.19 hereof, which are owned by ATI or licensed to ATI with the right to sublicense to BioChem.

        1.5 "ATI Screens" shall mean pre-existing screening assays developed by ATI and screening assays developed in the Research Program.

        1.6 "ATI Technology" shall mean all information and materials, including but not limited to, discoveries, improvements, processes, formulas, data, inventions, know-how and trade secrets, instructions, technology, biological substances (including, but not limited to, genes, DNA fragments, primers and gene products), nucleic acid constructs, and other intellectual property, patentable or otherwise, in each case which during the term of this Agreement (i) are in ATI's possession or control and/or are useful in the Field or necessary or useful to conduct the Research Program and/or the Drug Discovery and Development Program; and/or (ii) which arise out of the Research Program or are necessary or useful to BioChem in the performance of its obligations under the Research Program. ATI Technology shall include, without limitation, all biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data and information related thereto, and all applications, registrations, licenses, authorizations, approvals and correspondence related to ATI Screens, including, without limitation, correspondence submitted to regulatory authorities with jurisdiction over the ATI Screens.

        1.7 "BioChem Patent Rights" shall mean Patent Rights owned or licensed by BioChem, with the right to sublicense, which are necessary or useful to make or have made, sell or have sold, use or make use of ATI Screens, research Inventions and/or Commercialized Products. For greater certainty, BioChem Patent Rights shall include, without limitation, those Patent Rights, as defined in Section 1.19 hereof, which are owned by BioChem or licensed to BioChem with the right to sublicense to ATI.

        1.8 "BioChem Technology" shall mean all information and materials, including but not limited to, discoveries, improvements, processes, formulas, data, inventions, know-how and trade




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secrets, instructions, technology, biological substances (including, but not limited to, genes, DNA fragments, primers and gene products), nucleic acid constructs, and other intellectual property, patentable or otherwise, in each case which during the term of the Agreement (i) are in BioChem's possession and control and are useful in the Field or necessary or useful to conduct the Research Program and/or the Drug Discovery and Development Program; and/or (ii) which arise out of the Research Program or are necessary or useful to BioChem in the performance of its obligations under the Research Program. BioChem Technology shall include, without limitation, all biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data and information related thereto, and all applications, registrations, licenses, authorizations, approvals and correspondence related to Commercialized Products, including, without limitation, correspondence submitted to regulatory authorities with jurisdiction over the Commercialized Products.

        1.9 "Commercialized Product(s)" shall mean any preparation or product including all formulations and mixtures, compositions or therapeutic utilities thereof, for use in the diagnosis, prevention or treatment of any clinical indication in humans, which is, or comprises a Compound, which is conceived, discovered, invented or the utility of which is conceived, discovered, reduced to practice or invented or developed in the Research Program or the Drug Discovery and Development Program and which is commercialized by BioChem or its Affiliates anywhere in the Territory.

        1.10 "Compound Leads" shall mean any and all Compounds, including all formulations, mixtures, compositions, or therapeutic utilities thereof discovered by the Parties in the Research Program that the Joint Steering Committee may so formally designate for further development by reason of belief that such Compound Leads have demonstrated such properties of chemical structure, potency, mechanism of action, selectivity and non-cytotoxicity as deemed necessary by the Joint Steering Committee to warrant committing resources to conduct chemical optimization studies with respect thereto.

        1.11 "Compounds" shall mean any compounds delivered by BioChem to ATI for use in, or used by BioChem or ATI in the Research Program, or otherwise discovered by the Parties in carrying out the Research Program, including, without limitation, Compound Leads and Commercialized Products, together with any modifications, analogues, isolates, derivatives, improvements, uses, methods of preparation or treatment relating thereto of each of the foregoing, whether developed by BioChem or BioChem Affiliates or consultants or agents and provided to ATI as Compounds, or by ATI as a result of its evaluation and analysis hereunder.

        1.12    "Dollars" shall mean U.S. Dollars.

        1.13 "Drug Discovery and Development Program" shall have the meaning set forth in Section 2.5.1.

        1.14 "FDA" shall mean the United States Food and Drug Administration or any replacement or successor entity thereto.

        1.15 "Field" shall mean the diagnosis, treatment or prevention of cancer in humans.

        1.16    "Joint Steering Committee" shall have the meaning set forth in
Section 2.3.




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        1.17    "License Agreement" shall mean the License Agreement of even date executed between the Parties.

        1.18 "Party" shall mean ATI or BioChem and when used in the plural, shall mean ATI and BioChem.

        1.19 "Patent Rights" shall mean the rights and interests in and to issued patents and pending patent applications relating to ATI Screens, Compounds, Compound Leads, Commercialized Products and/or Research Inventions filed, or which claim priority from a patent application filed, in any country at any time prior to the end of the first year following the termination of the Research Program; including, but not limited to, ATI Patent Rights, BioChem Patent Rights, all provisional applications, substitutions, continuations, continuations-in-part, divisions, and renewals, all letters patent granted thereon, patents-of-additions and all reissues, reexaminations and extensions thereof, whether owned solely or jointly by a Party or jointly owned by the Parties or licensed in by a Party with the right to sublicense to the other Party.

        1.20 "Person(s)" shall mean an individual, partnership, corporation, business, trust, joint venture or other entity of a similar nature.

        1.21 "Proprietary Information" shall mean all ATI Screens, ATI Technology, BioChem Technology, and all other scientific, clinical, regulatory, marketing, financial and commercial information or data, whether communicated in writing or orally or by sensory detection, which is provided by one Party to the other Party in connection with this Agreement.

        1.22    "Research Inventions" shall have the meaning set forth in
Section 2.5.

        1.23 "Research Program" shall mean the collaborative research program to be conducted by ATI and BioChem pursuant to Article II of this Agreement to discover Compound Leads, Commercialized Products and reflected in the Annual Research Plans in effect during the Research Term.

        1.24    "Research Term" shall have the meaning set forth in Section 2.8.

        1.25 "Stock Purchase Agreement" shall mean the stock purchase agreement of even date executed between ImmunoGen, BioChem Pharma
(International) Inc. and ATI.

        1.26 "Targets" shall mean the elements of biological pathways upon which ATI develop screens.

        1.27 "Territory" shall mean all of the countries in the world, including their respective territories and possessions.

        1.28 "Valid Patent Claim" shall mean a claim of an issued and unexpired patent included within the Patent Rights, which has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.





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                                   ARTICLE II
                                RESEARCH PROGRAM

        2.1 GENERAL. ATI and BioChem shall engage in the Research Program upon the terms and conditions set forth in this Agreement. The objectives of the Research Program shall be the discovery, characterization, and development of Compound Leads, ATI Screens and Targets and Commercialized Products in the Field according to the priorities established by the Joint Steering Committee. The Research Program will be based on the "Collaborative Research Plan for BioChem Therapeutic and Apoptosis Technology, Inc." dated April 14, 1997 and the "ATI Research Plan Outline" which are attached to this Agreement as Schedule 2.1.

        2.2     CONDUCT OF RESEARCH; STAFFING, RESEARCH PLANS AND EXCLUSIVITY

                2.2.1 STANDARDS. ATI and BioChem each shall conduct its respective activities for the Research Program in good scientific manner, and in compliance in all material respects with all requirements of applicable laws, rules and regulations to attempt to achieve their objectives efficiently and expeditiously. In carrying out the Research Program, ATI and BioChem, respectively, shall use commercially reasonable efforts to perform such tasks as are set forth in and as are in accordance with the time schedules in the Annual Research Plans. Scientists at ATI and BioChem shall cooperate in the performance of the Research Program and, subject to any confidentiality obligations to third Persons, shall exchange information and materials as necessary to carry out the Research Program. Each Party will attempt to accommodate the reasonable requests of the other Party to send or receive personnel for purposes of collaborating or exchanging information under the Research Program. Such visits and/or access will have defined purposes and will be scheduled in advance. The requesting Party will bear the travel and lodging costs of any such personnel.

                2.2.2 STAFFING. ATI will provide for use in the Research Program a minimum of [*] full-time equivalent employees ("FTEs") of ATI per Calendar Year during the term of the Research Program. The initial [*] FTEs shall be those Persons identified on the document attached to this Agreement as
Schedule 2.2.2, who shall fill the positions set forth opposite their names on such Schedule. Subject to Subsection 2.2.1, ATI shall have sole discretion in naming replacements for such Persons throughout the Research Term, provided that any such replacement shall have qualifications at least comparable to the Person being replaced. The Joint Steering Committee will be responsible for reviewing the FTE levels annually and can determine to increase or decrease the number of FTEs assigned to the Research Program, provided that at no time during the Initial Research Term, shall there be a decrease below [*] FTEs. In the event that the number of FTEs assigned to the Research Program is more than [*], BioChem (as defined in the Stock Purchase Agreement) will make an additional equity investment in ATI, in a manner to be governed by the Stock Purchase Agreement.

                2.2.3 PRINCIPAL SCIENTISTS. The principal scientists and primary contacts for the Research Program are Dr. Walter Blattler for ATI and Dr. Terry Bowlin for BioChem. The Research Program and all work assignments to be performed by ATI and BioChem shall be carried out under the direction and supervision of the principal scientists noted above.

                2.2.4 ANNUAL RESEARCH PLANS. For each year of the Research Program commencing with the second year, the Annual Research Plan shall be prepared and approved by the Joint Steering Committee no later than thirty (30) days before the end of the prior year. The Annual Research Plan for the first year shall be determined by the Joint Steering Committee no later than (30) days after the



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Effective Date. Each Annual Research Plan shall be in writing countersigned by
ATI and BioChem and shall set forth with reasonable specificity research objectives, milestones and budgetary (including personnel) requirements for the period covered by the Annual Research Plan.

                2.2.5 EXCLUSIVITY. ATI agrees that during the Research Term, it will not collaborate with or grant license rights to any other Person in the Field (or outside the Field for specific ATI Screens if BioChem exercises its option under Subsection 2.1(b) of the License Agreement with respect to such ATI Screens) and will not utilize any BioChem Technology for any purpose other than
(i) as provided for herein or in the License Agreement or (ii) otherwise for the benefit of BioChem. BioChem agrees that during the Research Term, it will not utilize any ATI Technology for any purpose other than (i) as provided for herein or in the License Agreement or (ii) otherwise for the benefit of ATI.

                2.2.6 COLLABORATIVE EFFORTS. The Parties agree that the successful execution of the Research Program will require the collaborative use of both Parties' areas of expertise. The Parties shall keep the Joint Steering Committee and each other fully informed about the status of the Research Program.

        2.3 JOINT STEERING COMMITTEE. The Parties hereby establish a joint steering committee ("Joint Steering Committee") to facilitate the Research Program as follows:

                2.3.1 JOINT STEERING COMMITTEE ACTIVITIES. The Joint Steering Committee shall plan, administer and monitor the Research Program. The Joint Steering Committee shall prepare each Annual Research Plan, review progress in the Research Program and recommend necessary adjustments to the Research Program as the research takes place. In particular, the activities of the Joint Steering Committee shall include the selection of Compounds to move into high-throughput screens and selection of candidates for secondary biological screening assays for their specificity, ability to antagonize Bcl-2 and IGF-1R related proteins and their potential therapeutic activity.

                2.3.2 COMPOSITION OF THE JOINT STEERING COMMITTEE. The Joint Steering Committee shall be comprised of three (3) named representatives of BioChem and three (3) named representatives of ATI. Each Party shall appoint its respective representatives to the Joint Steering Committee from time to time, and may substitute one or more of its representatives, in its sole discretion, effective upon notice to the other Party of such change; provided that the substitute representative shall have experience, expertise and stature at least comparable to the representative being replaced. Additional representatives or consultants may from time to time, by mutual consent of the Parties, be invited to attend Joint Steering Committee meetings, subject to these representatives and consultants agreeing in writing to comply with the confidentiality obligations in Article V hereof. The Joint Steering Committee may establish such sub-committees as it may deem appropriate in connection with the Research Program.





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                2.3.3   MEMBERSHIP.

                The members of the Joint Steering Committee initially shall be:

                ATI Appointees:

                        [*]

                BioChem Appointees:

                        [*]

                2.3.4 MEETINGS. During the Research Term, the Joint Steering Committee shall meet at least once each Calendar Quarter with the location for such meetings alternating between ATI and BioChem facilities (or such other locations as is determined by the Joint Steering Committee). With respect to meetings located at the ATI facilities, such meetings shall be at the Cambridge, Massachusetts facility. With respect to meetings located at the BioChem facilities, such meetings shall be at the Laval, Quebec facility. The Joint Steering Committee may meet by means of conference call or other similar communications equipment, with the approval of all members of the Joint Steering Committee. An agenda for each meeting shall be issued by the Joint Steering Committee two (2) weeks prior to the meeting.

                2.3.5 CHAIRS AND ISSUE RESOLUTION. The Joint Steering Committee shall be chaired by a chairperson appointed by BioChem. Notwithstanding anything contained herein to the contrary, in the event that the Joint Steering Committee cannot, after good faith efforts, reach agreement on an issue related to the conduct of the Research Program, the issue shall be referred to the President of BioChem and the President of ATI for resolution. In the event that such individuals cannot agree, the resolution and/or course of conduct shall be determined by BioChem, in its sole discretion.

                2.3.6 MINUTES. The Joint Steering Committee shall keep accurate minutes of its deliberations which record all proposed decisions and all actions recommended or taken. Drafts of the minutes shall be delivered to all Joint Steering Committee members within thirty (30) days after the relevant meeting. The Party hosting the meeting shall be responsible for the preparation and circulation of the draft minutes. Draft minutes shall be issued in final form only with the approval of both ATI and BioChem.

                2.3.7 EXPENSES. ATI and BioChem shall each bear all expenses of their respective Joint Steering Committee members related to their participation on the Joint Steering Committee and attendance at Joint Steering Committee meetings.





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        2.4     DRUG DISCOVERY AND DEVELOPMENT PROGRAM.

                2.4.1 BIOCHEM'S DUTIES. BioChem shall be primarily responsible for screening Compounds to identify Compounds which may yield Compound Leads. Once ATI or BioChem has identified a Compound discovered or developed by it (or jointly by it and the other Party) in the Research Program as a Compound Lead, or otherwise believes that such a Compound should be considered as a Compound Lead, it shall notify the Joint Steering Committee in writing, and shall provide to the Joint Steering Committee the data and information demonstrating that the Compound satisfies the criteria for a Compound Lead or the data and information on the basis of which such Party believes such Compound should be considered as a Compound Lead. The Joint Steering Committee shall decide which Compounds will be considered Compound Leads. BioChem is responsible for the development of Compound Leads and conducting all chemical, pharmacological and clinical research and development activities, including but not limited to product formulation, stability, safety and efficacy evaluation and designing and conducting clinical trial programs. Upon the identification of a Compound Lead, BioChem shall commence the development of Commercialized Products based on Compound Leads identified or discovered in the Research Program (the "Drug Discovery and Development Program"). BioChem agrees to use commercially reasonable efforts to pursue the Drug Discovery and Development Program and commercialization of Commercialized Products in accordance with the provisions hereof and of the License Agreement.

                2.4.2 ATI DUTIES. ATI shall be primarily responsible for developing ATI Screens and the development and discovery of Targets. ATI is also primarily responsible for characterizing Compounds in secondary biological screening assays and for developing additional screening assays based on the identification of new Targets which have been selected by the Joint Steering Committee.

                2.4.3 THIRD PERSON CONTRACTS. The Parties acknowledge and agree that BioChem shall have the right, at BioChem's sole discretion and expense, to contract with its Affiliates and/or third Persons for the performance of work, or the provision of consulting services, in connection with the carrying out of its obligations under the Research Program and/or the Drug Discovery and Development Program; provided that ATI shall have the right to review, comment and approve any such proposed contract with third Persons relating solely to the Research Program and to review and comment upon any such proposed contract with third Persons relating solely to the Drug Discovery and Development Program, in each case, prior to its execution. Approval of any such contract with third Persons with respect to contracts relating to the Research Program shall not be unreasonably withheld or delayed. Except as otherwise provided for in Schedule 2.4.3 hereof with respect to agreements between ATI and ATI's Affiliate ImmunoGen, Inc. ("ImmunoGen"), ATI shall not have the right to contract with its Affiliates and/or third Persons for the performance of work, or the provision of consulting services, in connection with the carrying out of its obligations under the Research Program without the approval of the Joint Steering Committee, which consent shall not be unreasonably withheld or delayed.

                2.4.4 REPORTS. BioChem shall keep ATI fully informed about the status of the Drug Discovery and Development Program for each Compound Lead under development. In particular, without limitation, BioChem shall (a) report to ATI no less frequently than semi-annually concerning the status of the Drug Discovery and Development Program; and (b) provide such other reports and information as to the Drug Discovery and Development Program as ATI may reasonably request from time to time including summaries of clinical trials and regulatory filings for Compound Leads and






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Commercialized Products, as the case may be. Unless ATI requests paper copies, all such documents and reports will be provided electronically.

        2.5 RESEARCH INFORMATION AND INVENTIONS. Subject to Section 9.1 hereof and Section 10.1 of the License Agreement, the entire right, title and interest in all discoveries, improvements, processes, formulas, data, inventions, know-how and trade secrets, whether or not patentable, and any patent applications or patents based thereon, arising from the Research Program, made, conceived or reduced to practice in the Research Program or Drug Discovery and Development Program (collectively the "Research Inventions"):

        (a) which are related to the ATI Screens and/or Targets shall be owned solely by ATI ("ATI Inventions") and BioChem agrees to assign all of its ownership rights to ATI Inventions, if any, to ATI; and

        (b) which are related to Compounds shall be owned solely by BioChem ("BioChem Inventions"). ATI agrees to assign all of its ownership rights to BioChem Inventions, if any, to BioChem.

        Inventorship of Research Inventions (including the meanings of "solely" and "jointly") shall be determined in accordance with United States patent law. Each Party hereby represents and warrants to the other that it shall take the appropriate measures to assure that it shall own any and all Research Inventions invented by its employees, agents and consultants. The filing, prosecution, and maintenance of patents relating to Research Inventions shall be carried out in accordance with Article IV of the License Agreement.

        2.6 LICENSE OF RESEARCH INVENTIONS. ATI and BioChem shall promptly disclose to the other the making, conception or reduction to practice of Research Inventions. When a Research Invention has been made which may reasonably be considered to be patentable, a patent application shall be filed as soon as reasonably possible in accordance with the provisions of Article IV hereof. Such Research Inventions shall be deemed to be "Patent Rights" in accordance with Section 1.19 hereof and shall be licensed in accordance with the terms and conditions contained in the License Agreement, as the case may be. With respect to Research Inventions which are not patentable, such research information shall, be deemed to be "ATI Technology" and/or "BioChem Technology", as the case may be, and shall be licensed in accordance with the terms and conditions contained in the License Agreement.

        2.7 EXCHANGE OF INFORMATION; ETC. ATI and BioChem shall promptly disclose to each other orally on an ongoing basis all ATI Technology, or BioChem Technology, as the case may be, and Proprietary Information and other useful information not previously disclosed. If and as reasonably requested by either Party, the other Party's Technology and Proprietary Information shall be reduced to writing and provided to the Party requesting it within a reasonable period of time. ATI shall advise and provide a reasonable description to BioChem of any governmental visits to, or written or oral inquiries about, any facilities or procedures related to the Research Program or Commercialized Products promptly (if feasible, prior to a scheduled visit, but in no event later than five (5) calendar days) after the beginning of such visit or inquiry. BioChem shall have the right to participate in any communications, inspections or meetings with regulatory authorities if such communications, inspections or inquiries may impact the Research Program in the Territory as reasonably determined by ATI. ATI shall furnish to BioChem, (a) within two (2) days after receipt, any report or correspondence issued by the governmental authority in connection with such visit or inquiry, including but not limited





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

to any FDA Form 483, Establishment Inspection Reports, and warning letters, and
(b) five (5) days prior to delivery to a governmental authority, copies of any and all responses or explanations relating to items set forth above, in each case, subject to Article V.

        2.8 RESEARCH TERM. Except as otherwise provided herein, the term of the Research Program shall commence on the Effective Date and continue for a period of three (3) years (the "Initial Research Term"). BioChem shall have the exclusive option, in its discretion, to extend the Initial Research Term on a year-by-year basis, initially by notice given at least ninety (90) days prior to the third (3rd) anniversary of the commencement of the Research Program and, thereafter, at least ninety (90) days prior to the scheduled end of the then current Research Term; provided that BioChem (as defined in the Stock Purchase Agreement) makes an additional equity financing for such extension of the Research Program at a financing level equal to at least three million three hundred seventy-five thousand Dollars ($3,375,000.00) per year, as governed by the Stock Purchase Agreement. BioChem may exercise such option by written notice to ATI received by ATI within the notice period set forth above. Should BioChem not exercise its option as aforesaid in any given year, the Research Program shall automatically terminate at the end of such year. The Research Program shall otherwise terminate upon termination of this Agreement in accordance with the provisions of Article VIII hereof. The Initial Research Term of the Research Program, together with any extensions hereunder, shall be referred to as the "Research Term."

                                   ARTICLE III
                                RESEARCH FUNDING

        3.1 RESEARCH PROGRAM FUNDING. Except as otherwise specifically provided for herein, each Party shall be responsible for all costs and expenses incurred by it, its employees, its Affiliates and its consultants in the performance of its obligations under the Research Program, including, without limitation, in respect of salaries of its employees, fees of consultants, materials, equipment, administrative and travel costs of its employees, employees of its Affiliates and consultants; provided that BioChem (as defined in the Stock Purchase Agreement) shall perform its financing obligations pursuant to the Stock Purchase Agreement.

                                   ARTICLE IV
                            PROPRIETARY RIGHTS; ETC.

        4.1 PROPRIETARY RIGHTS. Subject to the licenses and other rights granted to ATI under the License Agreement; Compounds, BioChem Inventions and BioChem Technology supplied or made available to ATI by BioChem and/or its delegates during the term of this Agreement shall be the sole and exclusive property of BioChem. Subject to the licenses and other rights (including security interests in Collateral) granted to BioChem hereunder and under the License Agreement, ATI Screens; ATI Inventions and ATI Technology supplied or made available to BioChem by ATI and/or its delegates during the term of this Agreement shall be the sole and exclusive property of ATI.






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                                    ARTICLE V
                         CONFIDENTIALITY AND PUBLICATION

        5.1     NONDISCLOSURE OBLIGATION.

        ATI and BioChem shall use all Proprietary Information only in accordance with this Agreement and, except as specifically provided for in Section 5.2, shall not disclose to any third Person any Proprietary Information disclosed by one Party to the other, without the prior written consent of the other Party. The foregoing obligations shall survive the expiration or termination of this Agreement until the relevant Information falls within one of the exceptions listed in paragraphs (a) to (g) of this Section 5.1. These obligations shall not apply to any Proprietary Information that:

        (a) is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by business records;

        (b) is at the time of disclosure or thereafter becomes published or otherwise part of the public domain without breach of this Agreement by the receiving Party;

        (c) is subsequently disclosed to the receiving Party by a third Person who has the right to make such disclosure;

        (d) is developed by the receiving Party independently of Proprietary Information or other information received from the disclosing Party and such independent development can be properly demonstrated by the receiving Party;

        (e) is disclosed to governmental or other regulatory agencies in order to obtain patents or to gain approval to conduct clinical trials or to market Commercialized Product, but such disclosure may be only to the extent reasonably necessary to obtain such patents or authorizations and provided that protectable trade secrets are redacted;

        (f) is necessary to be disclosed to sublicensees, agents, consultants, Affiliates and/or other third Persons for the research and development, manufacturing and/or marketing of Commercialized Product (or for such Persons to determine their interest in performing such activities) in accordance with this Agreement on the condition that such third Persons agree to be bound by the confidentiality obligations contained in this Agreement, provided that the term of confidentiality for such third Persons shall be no less than that provided herein; or

        (g) is required to be disclosed by law or court order, provided that notice is promptly delivered to the other Party in order to provide an opportunity to seek a protective order or other similar order with respect to such Proprietary Information and thereafter discloses only the minimum information required to be disclosed in order to comply with the request, whether or not a protective order or other similar order is obtained by the other Party.

        5.2 PERMITTED USES AND DISCLOSURES. Nothing in this Article V shall restrict BioChem's right to transfer any of its rights hereunder in accordance with the terms hereof or prohibit or restrict BioChem from disclosing information hereunder for the purposes of filing an IND (as such term is defined in the License Agreement), carrying out clinical trials or performing such other acts as are necessary or commercially desirable in the course of seeking governmental approvals of

Commercialized Products under the License Agreement. Nothing in this Article V shall restrict ATI's right to commercialize the ATI Screens for use outside the Field in accordance with the provisions hereof. Each Party may use or disclose confidential information disclosed to it by the other Party to the extent such use or disclosure is reasonably necessary in prosecuting or defending litigation, complying with applicable laws or otherwise submitting information to tax or other governmental bodies, conducting clinical trials, or making a permitted sublicense or transfer or otherwise exercising its rights hereunder or under the License Agreement, provided that if a Party is required to make any such disclosure of the other Party's Proprietary Information, other than pursuant to a confidentiality agreement containing provisions substantially similar to those contained in this Article V, it will give reasonable advance notice to the latter Party of such disclosure and shall secure confidential treatment of such information prior to its disclosure (whether through protective orders or otherwise). Should either Party wish to use or disclose Proprietary Information disclosed to it by the other Party in filing or prosecuting patent applications, prior to so doing, such Party shall submit a copy of any proposed application to the other Party. If filing such application could jeopardize the Proprietary Information of the other Party, such other Party shall have the right to oblige the filing Party to modify the application, so as to protect the confidentiality of such information.

        5.3 NO PUBLICITY. A Party may not use the name of the other Party in any publicity or advertising and, except as provided in Section 5.4, may not issue a press release or otherwise publicize or disclose any information related to this Agreement or the terms or conditions hereof, without the prior written consent of the other Party. The Parties shall agree on a form of initial press release that may be used by either Party to describe this Agreement. Nothing in the foregoing, however, shall prohibit a Party from making such disclosures to the extent deemed necessary under applicable federal, state or provincial securities laws or any rule or regulation of any nationally recognized securities exchange; in such event, however, the disclosing Party shall use good faith efforts to consult with the other Party prior to such disclosure and, where applicable, shall request confidential treatment to the extent available.

        5.4 PUBLICATION. During the term of the Research Program, BioChem and ATI each acknowledge the other Party's interest in publishing its results to obtain recognition within the scientific community and to advance the state of scientific knowledge. Each Party also recognizes the mutual interest in obtaining valid patent protection and in protecting business interests and trade secret information. Consequently, either Party, its employees or consultants wishing to make a publication covering information arising from the Research Program, Drug Discovery and Development Program or in the Field shall deliver to the other Party a copy of the proposed written publication or an outline of an oral disclosure at least sixty (60) days prior to submission for publication or presentation (the "Review Period"). If either Party reasonably determines that the proposed disclosure would reveal a Research Invention or Proprietary Information, then such Party shall notify the other of such determination and its basis prior to the expiration of the Review Period. With respect to disclosure of a Research Invention, both Parties agree not to submit the written publication or presentation of the oral public disclosure, or otherwise disclose the results of the Research Program in any manner that would compromise ATI's or BioChem's ability to obtain valid Patent Rights covering such invention. Neither Party shall disclose results of the Research Program and/or any Research Invention until one of the following events occurs: (i) BioChem and ATI agree that no patentable Research Invention or protectable trade secret exists; (ii) BioChem or ATI files a patent application claiming the relevant Research Invention pursuant to Section 4.2 and otherwise agree that no trade secret information shall be jeopardized by such disclosure; or (iii) BioChem and ATI jointly agree upon revisions that prevent disclosure of any Research Invention and trade secret information. The foregoing notwithstanding, in the event that either of BioChem or ATI (hereinafter referred to as a "notifying Party") notifies the other that a proposed publication of results of the Research Program contains information which is of substantial commercial importance to the notifying Party, the proposed publication shall be delayed by the publishing Party (including any other form of public disclosure of such information) for a period not to exceed eighteen (18) months from the filing date of the first patent application covering the information contained in the proposed publication. In the case of a proposed publication involving an academic (i.e. University) collaborator, the aforementioned delay period shall be decreased to a period reasonably acceptable to the Joint Steering Committee and such collaborator, which period shall be no less than three (3) months. In the event that the notifying Party notifies the other of evidence that an independent third Person is preparing to publish, or otherwise publicly disclose, essentially the same information as that contained in the proposed publication which has been delayed, the notifying Party will seriously consider a request by the publishing Party to allow such delayed publication to occur on an expedited bases, provided that absent written approval from the notifying Party no such expedited publication shall occur.

                                   ARTICLE VI
                         REPRESENTATIONS AND WARRANTIES

        6.1 REPRESENTATIONS AND WARRANTIES OF EACH PARTY. Each of ATI and BioChem hereby represents, warrants and covenants to the other Party hereto as follows:

        (a) it is a corporation duly organized and validly existing under the laws of the state or other jurisdiction of incorporation or formation;

        (b) the execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite corporate action, subject only to receipt of requisite boards of directors' approvals;

        (c) it has the right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder, including, without limitation, the right, power and authority to grant the rights granted hereunder and the licenses granted under Article II of the License Agreement;

        (d) the execution, delivery and performance by such Party of this Agreement and its compliance with the terms and provisions hereof does not and will not conflict with or result in a breach of any of the terms and provisions of or constitute a default under (i) a loan agreement, guaranty, financing agreement, agreement affecting a product or other agreement or instrument binding or affecting it or its property; (ii) the provisions of its charter documents or bylaws; or (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound;

        (e) except for the governmental and regulatory approvals required to market the Commercialized Product in the Territory, the execution, delivery and performance of this Agreement by such Party does not require the consent, approval or authorization of, or notice, declaration, filing or registration with, any governmental or regulatory authority and the execution, delivery or performance of this Agreement will not violate any law, rule or regulation applicable to such Party;

        (f) this Agreement has been duly authorized, executed and delivered and constitutes such Party's legal, valid and binding obligation enforceable against it in accordance with its terms;

        (g) it shall comply with all applicable material laws and regulations relating to its activities under this Agreement;

        (h) neither Party has in effect and after the Effective Date neither Party shall enter into any oral or written agreement or arrangement that would be inconsistent with its obligations under this Agreement;

        (i) in respect of ATI only, to the best of ATI's knowledge after due inquiry, on the Effective Date, there is no outstanding claim or allegation that the ATI Screens, ATI Patent Rights and/or ATI Technology infringe upon any rights of a third Person nor any threatened claim or allegation that the ATI Screens, ATI Patent Rights and/or ATI Technology infringe upon the rights of a third Person; and Schedule 1.4 hereto is a true and complete list of all patents and patent applications existing on the date of execution hereof with respect to the ATI Screens, ATI Patent Rights and/or ATI Technology;

        (j) in respect of BioChem only, to the best of BioChem's knowledge after due inquiry, on the Effective Date, there is no outstanding claim or allegation that the BioChem Technology infringes upon any rights of a third Person nor any threatened claim or allegation that the BioChem Technology infringes upon the rights of a third Person;

        (k) in respect of ATI only, without limiting the generality of Subsections 6.1(c) or (d), on the Effective Date, except as otherwise specifically provided for herein, (i) ATI holds valid rights to the ATI Screens, ATI Patent Rights and ATI Technology and has the full right, power and authority to grant the rights granted to BioChem hereunder, free and clear of any mortgage, lien, encumbrance or other third Person interest of any kind (subject to Section 9.1 hereof and to Section 10.1 of the License Agreement) and (ii) neither the ATI Screens, ATI Patent Rights nor ATI Technology is subject to any restrictions, covenants, licenses, judicial or administrative orders of any kind which detract in any material respect from the value of either or which would interfere with the use thereof by BioChem as contemplated in this Agreement. With respect to the ownership and licensing of any intellectual property rights arising out of (i) the Research Agreement between Thomas Jefferson University ("TJU") and ATI dated December 14, 1994; (ii) the Option Agreement between TJU and ATI dated May 1, 1997; and (iii) the Option Agreement between St. Louis Medical Center ("SLMC") and ATI dated March 1, 1994, ATI has disclosed to BioChem that ATI does not have the exclusive rights to such inventions or intellectual property rights and that ATI has an exclusive option to negotiate a royalty-bearing, exclusive license of each Invention under those Agreements. [*].

        (l) in respect of BioChem only, without limiting the generality of Subsection 6.1(c) or (d), on the Effective Date, BioChem holds valid rights to the BioChem Technology and has the full right, power and authority to grant the rights granted to ATI hereunder, free and clear of any mortgage, lien, encumbrance or other third Person interest of any kind, and except as specifically provided for herein, the BioChem Technology is not subject to any restrictions, covenants, licenses, judicial or administrative orders of any kind which detract in any material respect from the value thereof or which would interfere with the use thereof by ATI as contemplated in this Agreement.

                                   ARTICLE VII
                   INDEMNIFICATION AND LIMITATION ON LIABILITY

        7.1 INDEMNIFICATION BY BIOCHEM. BioChem shall indemnify, defend and hold harmless ATI and its Affiliates, and each of its and their respective employees, officers, directors and agents (each, an "ATI Indemnified Party") from and against any and all liability, loss, damage, cost, and expense (including reasonable attorneys' fees), subject to the limitations in Sections
7.6 and 7.7 (collectively, a "Liability") which the ATI Indemnified Party may incur, suffer or be required to pay resulting from or arising in connection with
(i) the breach or misstatement by BioChem of any of its obligations, covenants, representations or warranties contained in this Agreement, (ii) any negligent act or omission or willful misconduct of BioChem (or any Affiliate thereof) in the performance of the Research Program or fulfillment of its obligations under this Agreement or any strict liability claim based on the promotion, marketing and sale of a Commercialized Product; or (iii) the successful enforcement by an ATI Indemnified Party of its rights under this Section 7.1.

        7.2 INDEMNIFICATION BY ATI. ATI shall indemnify, defend and hold harmless BioChem and its Affiliates, and each of its and their respective employees, officers, directors and agents (each, a "BioChem Indemnified Party") from and against any Liability which the BioChem Indemnified Party may incur, suffer or be required to pay resulting from or arising in connection with (i) the breach or misstatement by ATI of any of its obligations, covenants, representations or warranties contained in this Agreement; (ii) any negligent act or omission or willful misconduct of ATI (or any Affiliate thereof) in the performance of the Research Program or fulfillment of its obligations under this Agreement; or (iii) the successful enforcement by a BioChem Indemnified Party of its rights under this Section 7.2.

        7.3 CONDITIONS TO INDEMNIFICATION. The obligations of the indemnifying Party under Sections 7.1 and 7.2 are conditioned upon the delivery of written notice to the indemnifying Party of any potential Liability provided however, that the indemnifying Party shall not be released from any obligation unless it is substantially damaged by the delay.

        7.4 SETTLEMENTS. Neither Party may settle a claim or action related to a Liability without the consent of the other Party, if such settlement would impose any monetary obligation on the other Party or require the other Party to submit to an injunction or otherwise limit the other Party's rights under this Agreement. Any payment made by a Party to settle any such claim or action shall be at its own cost and expense.

        7.5 THIRD PERSON INDEMNIFICATION PROCEDURES. A Party (the "indemnitee") which intends to claim indemnification under this Article VII shall promptly notify the other Party (the "indemnitor") in writing of the Liability with respect to which the claim of indemnification relates. The indemnitee shall permit, and shall cause its employees and agents to permit, the indemnitor, at its discretion, to settle any such Liability, the defense and settlement of which shall be under the complete control of the indemnitor; provided, however, that such settlement shall not adversely affect the indemnitee's rights hereunder or impose any obligations on the indemnitee in addition to those set forth herein in order for it to exercise those rights. No such Liability shall be settled without the prior written consent of the indemnitor and the indemnitor shall not be responsible for any legal fees or other costs incurred other than as provided herein. The indemnitee, its employees and agents shall co-operate fully with the indemnitor and its legal representatives in the investigation and defense of any Liability covered by this indemnification. The indemnitee shall have the right, but not the obligation, to be represented by counsel of its own selection and expense.

        7.6 EXCEPTION. No indemnification shall be made to a Party to the extent any Liability arises out of, results from or involves (i) the breach or misstatement by such Party of its obligations, covenants, representations or warranties under this Agreement (including the Schedules hereto) or (ii) the negligence or willful misconduct of such Party.

        7.7 LIMITATION OF LIABILITY. WITH RESPECT TO ANY CLAIM BY ONE PARTY AGAINST THE OTHER FOR INDEMNIFICATION, THE PARTIES EXPRESSLY AGREE THAT THE LIABILITY OF SUCH PARTY TO THE OTHER PARTY SHALL BE LIMITED UNDER THIS AGREEMENT OR OTHERWISE AT LAW OR EQUITY TO DIRECT DAMAGES ONLY AND IN NO EVENT SHALL A PARTY BE LIABLE FOR LOST PROFITS, COVER DAMAGES, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES.

        7.8 DISCLAIMER OF WARRANTIES. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY EXPRESS OR IMPLIED WITH RESPECT TO ANY TECHNOLOGY, PRODUCTS, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND OTHER THAN AS PROVIDED FOR IN SECTIONS 2.5 AND 6.1, EACH PARTY HEREBY DISCLAIMS ALL WARRANTIES INCLUDING, WITHOUT LIMITATION, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.


                                  ARTICLE VIII
                              TERM AND TERMINATION

        8.1 TERM AND EXPIRATION. This Agreement shall be effective as of the Effective Date and, unless terminated earlier pursuant to Sections 8.2 or 8.3 below, shall continue in effect until the end of the Research Term. Upon termination of this Agreement otherwise than in accordance with Sections 8.2 or
Section 8.3, the licenses granted pursuant to Sections 2.1 and 2.3 of the License Agreement shall become fully paid-up, irrevocable, worldwide, perpetual licenses.

        8.2 TERMINATION ON NOTICE BY BIOCHEM. Notwithstanding anything contained herein to the contrary, BioChem shall have the right to unilaterally terminate this Agreement after the third (3rd) anniversary hereof, with or without cause, at any time by giving ninety (90) days' advance written notice to ATI. Upon termination of this Agreement under this Section 8.2, BioChem shall have the right to continue to develop and commercialize Commercialized Products and the development of Compound Leads, subject to the obligation to pay milestones and royalties due pursuant to the License Agreement. Subject to the immediately preceding sentence, upon termination of this Agreement pursuant to this Section 8.2, BioChem shall have no continuing right whatsoever with respect to ATI Technology and ATI Screens for any purpose either in the Field or outside the Field. Upon the date of termination of this Agreement under this Section 8.2, BioChem shall immediately transfer to ATI all documents, instruments, records and ATI Technology in its possession with respect to the ATI Screens.

        8.3 TERMINATION FOR CAUSE. This Agreement may be terminated by notice by either Party at any time during the term of this Agreement:

        (a) (i) with respect to obligations other than payment obligations, if the other Party (or its relevant Affiliate, as the case may be) is in breach of its material obligations hereunder or under the

License Agreement or the Stock Purchase Agreement and has not cured or taken steps to substantially cure such breach within ninety (90) days (or such shorter time period as may apply under the relevant provision of the License Agreement or the Stock Purchase Agreement) after notice of the breach with reasonable detail of the particulars of the alleged breach, (ii) with respect to payment obligations due and owing, if the breaching Party has not cured or taken steps to substantially cure such breach (such as the mailing of the check therefore) within fifteen (15) days (or such shorter time period as may apply under the relevant provision of the License Agreement or the Stock Purchase Agreement) after notice of the particulars of the alleged breach, and/or (iii) if a condition to a Subsequent Closing has not been satisfied under the Stock Purchase Agreement, such that BioChem (as defined in the Stock Purchase Agreement) has the right to terminate such agreement; or

        (b) upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party, or in the event a receiver or custodian is appointed for such Party's business or if a substantial portion of such Party's business is subject to attachment or similar process; provided, however, in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the Party consents to the involuntary bankruptcy or such proceeding is not dismissed within sixty (60) days after the filing thereof.

        8.4 CHANGE OF CONTROL. BioChem shall have the right, exercisable immediately and at its sole discretion, to terminate this Agreement should ATI undergo a change in control (as such term is defined in Section 1.1 hereof). In the event BioChem terminates this Agreement because of a change of control of ATI (whether before or after the end of the Research Term), (i) BioChem shall continue to have access to the ATI Screens, ATI Inventions, ATI Patent Rights and ATI Technology in accordance with the provisions of Article II of the License Agreement for the remainder of the Research Term (i.e. for the period of time between the early termination date of the Research Program and the scheduled end of the Research Term, had such termination for change of control not occurred); and (ii) the licenses for commercial purposes granted to BioChem under Article II of the License Agreement shall otherwise continue, such that BioChem shall have the right to continue to develop and commercialize Commercialized Products and to develop Compound Leads; subject to the obligation to pay royalties and milestones due under the License Agreement.

        8.5 EFFECT OF TERMINATION. Except as otherwise set forth herein, in the event of termination, the rights and obligations of both Parties shall terminate. Expiration or termination of the Agreement shall not relieve the Parties of any obligation accrued or accruing prior to such expiration or termination, and the provisions of Articles V, VII, and VIII and of Sections 9.1, 9.3, 9.4 and 9.5 shall survive the expiration or termination of the Agreement. Any expiration or early termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to expiration or termination.

                                   ARTICLE IX
                                  MISCELLANEOUS

        9.1 GRANT OF SECURITY INTEREST. ATI hereby assigns and transfers to BioChem, and hereby grants to BioChem, a security interest in ATI Screens, ATI Inventions, ATI Technology and ATI Patent Rights now owned or at any time hereafter acquired by ATI or in which ATI now has or at any time in the future may acquire any right, title or interest (collectively, the "Collateral"), and any proceeds and products of such Collateral as collateral security for the prompt and complete performance when due of ATI's obligations under this Agreement. BioChem shall have the right to satisfy any and all claims for breach of this Agreement out of the Collateral; and BioChem shall have the rights of a secured creditor under applicable law, including the Uniform Commercial Code.

        9.2 ASSIGNMENT. Except as otherwise specifically provided for herein, neither this Agreement nor any or all of the rights and obligations of a Party hereunder shall be assigned, delegated, sold, transferred, or otherwise disposed of, by operation of law or otherwise, without the prior written consent of the other Party, and any attempted assignment, delegation, sale, transfer, or other disposition, by operation of law or otherwise, of this Agreement or of any rights or obligations hereunder contrary to this Section 9.2 shall be void and without force or effect; provided, however, that BioChem may, without the consent of ATI, assign this Agreement and its rights and obligations hereunder to an Affiliate or in connection with the transfer or sale of all or substantially all of its assets related to the division or the subject business relating hereto, or in the event of a change in control of BioChem. This Agreement shall be binding upon and inure to the benefit of each Party, its Affiliates, and its permitted successors and assigns. Nothing in this Section
9.2 shall be construed to restrict (i) BioChem's right to sublicense referred to in Article II of the License Agreement; or (ii) BioChem's right to engage third Persons or Affiliates under Subsection 2.4.3 hereof. Each Party shall be responsible for the compliance by its Affiliates with the terms and conditions of this Agreement.

        9.3 GOVERNING LAW. Except for disputes between the Parties relating to the ownership and enforcement of Patent Rights under Article IV of the License Agreement which will be governed by Federal law and brought in the Federal District Court of Massachusetts, this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to the conflict of laws provisions thereof and will be subject to the arbitration procedures set forth herein.

        9.4 ARBITRATION. The Parties shall mutually consult in good faith in an attempt to settle amicably in the spirit of co-operation any and all disputes arising out of or in connection with this Agreement or questions regarding the interpretation of the provisions hereof. Subject to Subsection 2.3.5, each dispute arising out of or in connection with this Agreement or question regarding the interpretation hereof which cannot be settled amicably within two
(2) months from the date of notification of either Party to the other of such dispute or question, which notice shall specify the details of such dispute or question, shall be finally settled by binding arbitration, in English, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, by one (1) arbitrator appointed in accordance with such Rules. If the Parties cannot agree on the arbitrator to be so appointed, each Party shall be entitled to appoint one (1) arbitrator and the two (2) arbitrators so appointed shall agree upon a third. The arbitrator(s) shall have the technical expertise required to understand and arbitrate the dispute. Such arbitration shall be held in Laval, Quebec if initiated by ATI and in Cambridge, Massachusetts if initiated by BioChem. The costs of any arbitration, including administrative and arbitrators' fees, shall be shared equally by the Parties and each Party shall bear its own costs and attorneys' and witness' fees provided, however, that the prevailing Party, if determined by the arbitrator(s), shall be entitled to an award against the other Party in the amount of the prevailing Party's costs (including arbitration costs) and reasonable attorney's fees. The arbitration carried out hereunder shall apply to the exclusion of regular legal means, provided that the rights of the Parties in urgent situations in which time is of the essence to obtain proper remedies in courts of law or equity shall remain unimpaired. There shall be no appeal from the decision or findings of the arbitrator(s), which shall be final and binding upon the Parties and may be entered in any court having proper jurisdiction.

        9.5 PROHIBITION ON HIRING. Neither Party nor its Affiliates shall, during the period commencing with the Effective Date and ending five (5) years after the Research Term, hire any Person employed by the other Party or its Affiliates during such period, whether such Person is hired as an employee, investigator, independent contractor or otherwise, without the express written consent of the other Party. However, the prohibition on hiring in this Section
9.5 shall no longer apply if ATI and/or ImmunoGen files for bankruptcy protection as described in Subsection 8.3(b) hereof.

        9.6 WAIVER. Any delay or failure in enforcing a Party's rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party's rights to the future enforcement of its rights under this Agreement, nor operate to bar the exercise or enforcement thereof at any time or times thereafter, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

        9.7 INDEPENDENT RELATIONSHIP. Nothing herein contained shall be deemed to create an employment, agency, joint venture or partnership relationship between the Parties hereto or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party. Neither Party shall have any power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.

        9.8 EXPORT CONTROL. BioChem agrees that it will not export, directly or indirectly, any technical information acquired from ATI under this Agreement to any country for which the United States government or any agency thereof at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the Department of Commerce or other agency of the United States government when required by an applicable statute or regulation.

        9.9 ENTIRE AGREEMENT; AMENDMENT. This Agreement, including the Schedules hereto and the License Agreement and Stock Purchase Agreement, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior agreements, writings and understandings between the Parties. However, the Confidentiality obligations contained in the Non-Disclosure Agreement between the Parties dated January 27, 1997 shall survive the termination of this Agreement for all confidential information (as defined in the Non-Disclosure Agreement) disclosed by either Party prior to the Effective Date of this Agreement. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No terms or provisions of this Agreement shall be varied or modified and no subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

        9.10 NOTICES. Each notice required or permitted to be given or sent under this Agreement shall be given by facsimile transmission (with confirmation copy by registered first-class mail) or by registered or overnight courier (return receipt requested), to the Parties at the addresses and facsimile numbers indicated below.

        If to ATI, to:

        Apoptosis Technology, Inc.
        333 Providence Highway
        Norwood, MA 02062
        Attn: Mitch Sayare, President
        Facsimile: (617)  255-9679

        with copies to:

        Mintz, Levin, Cohn, Ferris,
        Glovsky and Popeo, P.C.
        One Financial Center
        Boston, Massachusetts 02111
        Attn: Jeffrey M. Wiesen
        Facsimile: (617) 542-2241

        If to BioChem, to:

        BioChem Therapeutic Inc.
        275 Armand-Frappier Boulevard
        Laval, Quebec, Canada
        Attn: President
        Facsimile: (514) 978-7767

        with copies to:

        BioChem Pharma Inc.
        275 Armand-Frappier Boulevard
        Laval, Quebec, Canada
        Attn: Charles Tessier, Vice President, Legal Affairs
        Facsimile: (514) 978-7755

Any such notice shall be deemed to have been received on the earlier of the date actually received or the date five (5) days after the same was posted or sent. Either Party may change its address or its facsimile number by giving the other Party written notice, delivered in accordance with this Section.

        9.11 FORCE MAJEURE. Failure of any Party to perform its obligations under this Agreement (except the obligation to make payments when properly due) shall not subject such Party to any liability or place it in breach of any term or condition of this Agreement to the other Party if such failure is caused by any cause beyond the reasonable control of such non-performing Party, including without limitation acts of God, fire, explosion, flood, drought, war, riot, sabotage, embargo, strikes or other labor trouble, failure in whole or in part of suppliers to deliver on schedule materials, equipment or machinery, interruption of or delay in transportation, a national health emergency or compliance with any order or regulation of any government entity acting with color of right; provided however, that the Party affected shall promptly notify the other Party for the condition constituting force majeure as defined herein and shall exert reasonable efforts to eliminate, cure and overcome any such causes and to resume performance of its obligations with all possible speed. If a condition constituting force majeure as defined herein exists for more than ninety (90) consecutive days, the Parties shall meet to negotiate a mutually satisfactory solution to the problem, if practicable.

        9.12 SEVERABILITY. If any provision of this Agreement is declared invalid or unenforceable by a court having competent jurisdiction, it is mutually agreed that this Agreement shall endure except for the part declared invalid or unenforceable by order of such court; provided, however, that in the event that the terms and conditions of this Agreement are materially altered the Parties will, in good faith, renegotiate the terms and conditions of this Agreement to reasonably substitute such invalid or unenforceable provision in light of the intent of this Agreement.

        9.13 RECORDING. Each Party shall have the right, at any time, to record, register, or otherwise notify this Agreement in appropriate governmental or regulatory offices anywhere in the Territory, and ATI or BioChem, as the case may be, shall provide reasonable assistance to the other in effecting such recording, registering or notifying.

        9.14 FURTHER ACTIONS. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement. Without limiting the generality of the foregoing, in case at any time after the Initial Closing (as such term is defined in the Stock Purchase Agreement), any further action is necessary or desirable to carry out the purposes of this Agreement (including the execution by ATI and filing with the appropriate governmental entity of statements (and any renewals or amendments thereto) acknowledging, evidencing and/or perfecting the security interest of BioChem in the Collateral), ATI and BioChem will take such further action as the other Party may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article VII hereof.)

        9.15 COUNTERPARTS. This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of each of the Parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be an original as against either Party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.


        IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.




APOPTOSIS TECHNOLOGY, INC.               BIOCHEM THERAPEUTIC INC.

By: ____________________________         By: _______________________________

Title: _________________________         Title: ____________________________


                                         By: _______________________________

                                         Title: ____________________________

                                  SCHEDULE 1.4
                     TO THE RESEARCH COLLABORATION AGREEMENT
                            DATED THIS JULY 31, 1997
                                     BETWEEN
   BIOCHEM THERAPEUTIC INC. ("BIOCHEM") AND APOPTOSIS TECHNOLOGY, INC. ("ATI")


                                ATI PATENT RIGHTS

                                                                   July 22, 1997
                                  SCHEDULE 1.4

                              ATI Patent Portfolio

                            Bcl-2 and IGF-IR Projects


U.S. Patent Application

Application No.                  Filing Date              Title and Description
08/408,095                       March 21, 1995           [*]
08/321,071                       October 11, 1994         [*]
Allowed
(6/5/96)
08/440,391                       May 12, 1995             [*]
08/625,819                       April 1, 1996            [*[
08/652,245                       May 23, 1996             [*]
08/632,514                       May 29, 1996             [*]

Corresponding Foreign Patent Applications

Application No.                  Filing Date              Title and Description

PCT/US95/10103                   Aug. 9, 1995             [*]
PCT/US96/06122                   May 6, 1996              [*]
PCT/US97/06087                   Apr. 1, 1997             [*]
PCT/US97/09194                   May 29, 1997             [*]

                        [SEE ATTACHED LIST.]SCHEDULE 2.1
                     TO THE RESEARCH COLLABORATION AGREEMENT
                            DATED THIS JULY 31, 1997
                                     BETWEEN
   BIOCHEM THERAPEUTIC INC. ("BIOCHEM") AND APOPTOSIS TECHNOLOGY, INC. ("ATI")


             COLLABORATIVE RESEARCH PLAN & ATI RESEARCH PLAN OUTLINE

                                  SCHEDULE 2.1

Collaborative Research Plan for BioChem Therapeutic and Apoptosis
Technology, Inc.
                                 14 April, 1997
Apoptosis is a defined genetic and biochemical machinery that regulates apoptosis, leading to enhanced levels of cell survival. This proposal outlines strategies for developing novel therapeutics for cancer that will selectively induce apoptosis of tumor cells. The collaboration will focus on two biochemical pathways altered in tumor cells; the Bel-2 family and insulin-like growth factor-I receptor. ATI scientists have identified and validated BH3 domains of Bel-2 homologues as initial targets. They will identify and validate additional targets and work with BioChem scientists to develop biochemical screens for drug discovery. Primary screening will be performed at BioChem, and secondary assays will be performed at ATI. Medicinal and combinatorial chemistry, molecular modeling, in vivo lead evaluation, pharmacology and toxicology will be performed at BioChem. This collaboration is established to provide a competitive research program for developing important new therapeutics targeting defective apoptotic pathways in solid tumors.


Summary of projected milestones

BCL-2 PROJECT

[*]

IGF-IR PROJECT

[*]

Apoptosis Technology Research Plan (summary)

[* 2 pages]

                                 SCHEDULE 2.2.2
                     TO THE RESEARCH COLLABORATION AGREEMENT
                            DATED THIS JULY 31, 1997
                                     BETWEEN
   BIOCHEM THERAPEUTIC INC. ("BIOCHEM") AND APOPTOSIS TECHNOLOGY, INC. ("ATI")

                                      FTE'S


BH3/BCL-2 FAMILY PROJECT

[*]

IGF-1 RECEPTOR PROJECT

[*]


                                  Summary: [*]

                                 SCHEDULE 2.4.3
                     TO THE RESEARCH COLLABORATION AGREEMENT
                            DATED THIS JULY 31, 1997
                                     BETWEEN
   BIOCHEM THERAPEUTIC INC. ("BIOCHEM") AND APOPTOSIS TECHNOLOGY, INC. ("ATI")


                      AGREEMENTS BETWEEN ATI AND IMMUNOGEN

                              [SEE ATTACHED LIST.]

                                 SCHEDULE 6.1(k)
                     TO THE RESEARCH COLLABORATION AGREEMENT
                            DATED THIS JULY 31, 1997
                                     BETWEEN
   BIOCHEM THERAPEUTIC INC. ("BIOCHEM") AND APOPTOSIS TECHNOLOGY, INC. ("ATI")


                            FORM OF LETTER AGREEMENT


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